UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
				(Amendment No. 1)

                             Rayonier Incorporated /1/
                        --------------------------------
                                (Name of Issuer)


                                  Common Stock
                        --------------------------------
                         (Title of Class of Securities)


                                   754907103
                              ---------------------
                                 (CUSIP Number)


                               December 31, 2002
           -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                      |X|  Rule 13d-1(b)
                      o    Rule 13d-1(c)
                      o    Rule 13d-1(d)


------------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).











Schedule 13G                                                        Page 2 of 6
CUSIP No. 754907103			                  Rayonier Incorporated
-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Berger Small Cap Value Fund /3/      ID No. 36-3344166
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |_|
-------------------------------------------------------------------------------
   3     SEC USE ONLY
-------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Massachusetts
-------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER

         SHARES                    -0-
                          -----------------------------------------------------
      BENEFICIALLY         6     SHARED VOTING POWER

        OWNED BY                   1,050,000 /2/
                          -----------------------------------------------------
          EACH             7     SOLE DISPOSITIVE POWER

       REPORTING                   -0-
                          -----------------------------------------------------
         PERSON            8     SHARED DISPOSITIVE POWER

          WITH                     1,050,000 /2/
-------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,050,000
-------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                         |_|
-------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.8%
-------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

         IV
-------------------------------------------------------------------------------
/2/ Perkins, Wolf, McDonnell & Company is the sub investment advisor delegated with investment and voting authority.
/3/ Berger Small Cap Value Fund (the "Fund") is a portfolio series established under the Berger Omni Investment Trust, an open-ended management investment company registered under the Investment Company Act of 1940, as amended. Due to a restructuring of the investment advisor of the Fund, future ownership disclosure will be filed jointly with the Fund's sub investment advisor, Perkins, Wolf, McDonnell & Company.




Schedule 13G                                                        Page 3 of 6
CUSIP No. 754907103			                  Rayonier Incorporated
-------------------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer:  Rayonier Incorporated

         (b)      Address of Issuer's Principal Executive Offices:

            	  50 North Laura Street
		  Jacksonville, FL  32202
Item 2.

         (a)      Name of Person Filing:

		  (1) Berger Small Cap Value Fund /4/


         (b)      Address of Principal Business Office:

                  (1) Berger Small Cap Value Fund
                      210 University Boulevard
                      Denver, Colorado 80206

         (c)      Citizenship:

                  (1) Berger Small Cap Value Fund:  MASSACHUSETTS

         (d)      Title of Class of Securities:  Common Stock

         (e)      CUSIP Number:  754907103

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ________ Broker or Dealer registered under Section 15 of the
                           Act

         (b)      ________ Bank as defined in section 3(a)(6) of the Act

         (c)      ________ Insurance Company as defined in section 3(a)(19) of the Act

         (d)      ___X____ Investment Company registered under section 8 of the
                           Investment Company Act.

         (e) Investment Adviser registered under section 203 of ________ the Investment Advisers Act of 1940


/4/ Berger Small Cap Value Fund (the "Fund") is a portfolio series established under the Berger Omni Investment Trust, an open-ended management investment company registered under the Investment Company Act of 1940, as amended. Due to a restructuring of the investment advisor of the Fund, future ownership disclosure will be filed jointly with the Fund's sub investment advisor, Perkins, Wolf, McDonnell & Company.





Schedule 13G                                                        Page 4 of 6
CUSIP No. 754907103			                  Rayonier Incorporated
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         (f)      ________ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)

         (g) Parent Holding Company, in accordance with ________ section 240.13d-1(b)(1)(ii)(G)
                           (Note:  See Item 7)

Item 4.  Ownership

         (a)      Amount Beneficially Owned:

                  (1)  Berger Small Cap Value:  1,050,000
                                           	 -------


         (b)      Percent of Class:

                  (1)  Berger Small Cap Value:      3.8%
                                          	  --------


         (c)      Number of shares as to which such person has:

                  (1)  Berger Small Cap Value:

                           (i)      Sole power to vote or to direct the
                                    vote:      0
                                            ------

                           (ii) Shared power to vote or to direct the vote: 1,050,000 /5/
                                            ------

                           (iii)    Sole power to dispose or to direct the
                                    disposition of:       0
                                                       ------

                           (iv)     Shared power to dispose or to direct the
                                    disposition of:   1,050,000 /5/
                                                       ------

Item 5.         Ownership of Five Percent or Less of a Class:

		This statement is being filed to report the fact that the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities.


/5/ Perkins, Wolf, McDonnell & Company is the sub investment advisor delegated with investment and voting authority.



Schedule 13G                                                        Page 5 of 6
CUSIP No. 754907103		 	                  Rayonier Incorporated
-------------------------------------------------------------------------------



Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

		  N/A


Item 8.           Identification and Classification of Members of the Group:

                  N/A


Item 9.           Notice of Dissolution of Group:

                  N/A


Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.
























Schedule 13G                                                        Page 6 of 6
CUSIP No. 754907103			                  Rayonier Incorporated
-------------------------------------------------------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    BERGER SMALL CAP VALUE FUND:

                                    March 14, 2003
                                    -------------------------------------------
                                    Date

                                    /s/ Anthony R. Bosch
                                    -------------------------------------------
                                    Signature

                                    Anthony R. Bosch, Vice President
                                    -------------------------------------------
                                    Name/Title